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                                                                       EXHIBIT 5

[LOGO OF WEYERHAEUSER]                             Law Department
                                                   Tacoma, Washington 98477
                                                   Air Express:
                                                   33663 Weyerhaeuser Way South
                                                   Federal Way, Washington 98003
                                                   Writers Direct Dial Number

September 30, 1997

Weyerhaeuser Company
Tacoma WA 98477

Dear Sirs:

I am Senior Legal Counsel of Weyerhaeuser Company, a Washington corporation (the "Company") and in such capacity, I have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended (the "1933 Act"), of $850,000,000 aggregate principal amount of debt securities (the "Debt Securities") and preferred shares or preference shares (the "Shares") (collectively, the "Securities") for an offering to be made on a continuous or delayed basis pursuant to the provisions of Rule 415 promulgated under the 1933 Act. I have examined the Indenture dated as of April 1, 1986, as supplemented by the First Supplemental Indenture, dated as of February 15, 1991 and the Second Supplemental Indenture dated as of February 1, 1993 (the "Indenture") between the Company and the Chase Manhattan Bank (formerly Chemical Bank), as Trustee, under which the Debt Securities are to be issued. I am familiar with the proceedings heretofore taken and with the additional proceedings proposed to be taken by the Company in connection with the authorization, registration, issuance and sale of the Debt Securities and the Shares.

Based upon the foregoing, I am of the opinion that:

(a) upon compliance with the terms and conditions of the Indenture with respect to the creation, authentication and delivery of the Debt Securities, the due execution by the Company and authentication and delivery by the Trustee under the Indenture of the Debt Securities, and the sale of the Debt Securities by the Company as contemplated in the Registration Statement (after it is declared effective) and in accordance with corporate authorizations, the Debt Securities will constitute in the hands of holders thereof valid and binding obligations of the Company; and

(b) upon adoption by the Company's Board of Directors of an amendment to the Articles of Incorporation of the Company in the form provided in Exhibit 4(d) to the Registration Statement and the issuance, delivery and payment for the Shares as contemplated in the Registration Statement (after it is declared effective), the Shares will be duly and validly issued, fully paid and nonassessable).

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Opinions" in the Prospectus.

Very truly yours,

/S/ CLAIRE S. GRACE

Claire S. Grace
Senior Legal Counsel